Exhibit 99.1

Globecomm Systems Reports Fiscal 2012 Third Quarter and

Nine Month Financial Results

HAUPPAUGE, N.Y., May 09, 2012 (BUSINESS WIRE) –

Globecomm Systems Inc. (NASDAQ:GCOM), a leading global provider of communications solutions and services, today announced financial results for the fiscal 2012 third quarter and nine months ended March 31, 2012. Globecomm is reporting its financial results on a generally accepted accounting principles (GAAP) basis as well as adjusted EBITDA and adjusted diluted net income per common share, both non-GAAP financial measures, for which the Company provides detailed reconciliations on the attached tables. The following are highlights:

•

Service revenue for the quarter increased 43.4% to a record $65.9 million as compared to $46.0 million in the same period last year. For the nine months ended March 31, 2012, service revenue increased 25.5% to a record $170.8 million as compared to $136.2 million in the same period last year.

•

Infrastructure revenue for the quarter increased 172.4% to a record $45.0 million as compared to $16.5 million in the same period last year. For the nine months ended March 31, 2012, infrastructure revenue increased 113.5% to a record $106.3 million as compared to $49.8 million in the same period last year.

•

Consolidated revenue for the quarter increased 77.5% to a record $110.9 million as compared to $62.5 million in the same period last year. For the nine months ended March 31, 2012, consolidated revenue increased 49.0% to a record $277.1 million as compared to $185.9 million in the same period last year.

•

GAAP earnings per diluted share for the quarter decreased 7.1% to $0.13 as compared to $0.14 in the same period last year. Adjusted diluted net income per common share for the quarter increased 47.1% to $0.25 as compared to $0.17 in the same period last year.

•	Adjusted EBITDA for the quarter increased 45.5% to a record $13.3 million as compared to $9.2 million in the same period last year.

Fiscal Year 2012 Third Quarter Results

Revenue for the Company’s fiscal 2012 third quarter increased 77.5% to a record $110.9 million as compared to $62.5 million in the same period last year. Service revenue increased 43.4% to a record $65.9 million, as compared to $46.0 million in the same period last year. The increase in service revenues was primarily driven by the Company’s acquisition of ComSource, completed on April 8, 2011, contributing $17.3 million, of which $12.8 million represented non-recurring equipment sales, along with an increase in our access service offering primarily in the government marketplace. Infrastructure revenue increased 172.4% to a record $45.0 million, as compared to $16.5 million in the same period last year. The increase in infrastructure revenues was primarily driven by the achievement of revenue milestones under a major government contract which carries lower than traditional infrastructure margins.

Net income for the Company’s fiscal 2012 third quarter decreased to $2.9 million or $0.13 per diluted share as compared to net income of $3.0 million, or $0.14 per diluted share in the same period last year. During the third quarter of fiscal 2012, the Company recorded a charge for the change in fair value of the earn-out resulting from the achievement of an earn-out payment to the former ComSource shareholders based on ComSource’s operating results. In accordance with GAAP, this change in the fair value of the earn-out resulted in a $2.8 million ($0.12 per diluted share) charge to net income. In the same period last year, the Company recorded a $0.4 million charge ($0.02 per diluted share) relating to the earn-out of C2C and Evocomm, $0.5 million ($0.02 per diluted) for acquisition related costs for ComSource, and non-recurring tax adjustments benefit of $0.3 million ($0.01 per diluted share). Excluding these charges, adjusted diluted net income per common share increased 47.1% to $0.25 as compared to $0.17 in the same period last year.

Adjusted EBITDA for the Company’s fiscal 2012 third quarter increased 45.5% to a record $13.3 million as compared to $9.2 million in the same period last year. The increase in adjusted EBITDA is primarily attributable to the impact of the operating results of ComSource, coupled with an increase in our access service offering primarily in the government marketplace.

Fiscal Year 2012 Nine Month Results

Revenue for the Company’s fiscal 2012 nine months ended March 31, 2012 increased 49.0% to a record $277.1 million as compared to $185.9 million in the same period last year. Service revenue increased 25.5% to a record $170.8 million as compared to $136.2 million in the same period last year. The increase in service revenue was primarily driven by the Company’s acquisition of ComSource, contributing $27.9 million, of which $12.8 million represented non-recurring equipment sales, along with an increase in our access service offering primarily in the government marketplace. Revenues from infrastructure solutions increased 113.5% to a record $106.3 million as compared to $49.8 million in the same period last year. The increase in infrastructure revenues was primarily driven by the achievement of revenue milestones under a major government contract which carries lower than traditional infrastructure margins.

Net income for the Company’s fiscal 2012 nine months ended March 31, 2012 increased to $21.5 million or $0.95 per diluted share as compared to net income of $6.8 million, or $0.31 per diluted share in the same period last year. During the Company’s fiscal 2012 nine months ended March 31, 2012, the Company recorded net gains for the change in fair value of the earn-out as a result of changes in the actual results and forecasted performance of ComSource. In accordance with GAAP, the changes in fair value of the earn-out resulted in $7.7 million ($0.34 per diluted share) of gain to net income. In the same period last year, the Company recorded a $2.5 million charge ($0.12 per diluted share) relating to the earn-out of C2C and Evocomm, $0.5 million ($0.02 per diluted) related to the acquisition related costs for ComSource, and a non-recurring tax benefit of $0.7 million ($0.03 per diluted share). Excluding these net adjustments, the Company’s adjusted diluted net income per common share for the fiscal year 2012 nine months ended March 31, 2012 increased 45.2% to $0.61 from $0.42 in the same period last year.

Adjusted EBITDA for fiscal 2012 nine months ended March 31, 2012 increased to a record $33.5 million as compared to $23.7 in the same period last year. The increase in adjusted EBITDA is primarily attributable to the increase in our access service offering in the government marketplace coupled with the impact of the operating results of ComSource.

Management’s Review of Results and Expectations

David Hershberg, Chairman and CEO, said “Record operating cash flow in the third quarter fueled the Company’s cash reserves to near record levels. Throughout the first nine months of the current fiscal year, the Company has made significant investments in our wireless offerings and our Tempo application platform. We look forward to communicating our progress on these fronts as we finish this year strong and head into fiscal 2013. The Company’s healthy cash reserves afford us the ability to continue to invest in our future.”

Keith Hall, President and COO, added “Several significant events highlight our third quarter including the activation of the first 50 vessels on our Maritime M2M service platform and the award of our first major Tempo service with Rollins Corporation. These are two efforts that we have placed considerable focus on over the last year. They are truly milestone achievements for Globecomm and help set the stage for Globecomm managed application based services in the future. Holding our current Government market base will be important as we weather the current budget environment. I would also like to emphasize the success of ComSource, our latest acquisition, which completed their first year under Globecomm and achieved operating levels supporting an earn-out. We are proud of their operating results contribution, as well as their support in engineering development in the wireless marketplace. Overall we look to finish the fiscal year within our projected guidance range and are excited about the upcoming year.”

Management’s Current Expectations for the Fiscal Year Ending June 30, 2012

Globecomm currently expects the following financial results for the fiscal year 2012:

•	Consolidated revenues to be between $370 and $380 million, refining the range from $370 to $400 million.

•	Service segment revenues to be between $220 and $225 million, refining the range from $220 and $230 million.

•

GAAP diluted net income per common share to be between $1.07 and $1.12 (updated for the gain for the adjustment of the fair value of the earn-out). GAAP diluted net income per common share is subject to fluctuation due to adjustments of the fair value of the earn-out.

•	Adjusted diluted net income per common share to be between $0.73 and $0.78.

•	Adjusted EBITDA to be between $42.5 and $44.0 million.

Non-GAAP Measures

Adjusted EBITDA is a non-GAAP measure which represents net income before interest income, interest expense, provision for income taxes, depreciation, amortization expense, non-cash stock compensation expense, acquisition costs and earn-out fair value adjustments. Globecomm believes this provides greater transparency by helping illustrate comparability between current and prior periods. Under the accounting pronouncement on business combinations, effective in fiscal 2010 for the Company, acquisition related costs are required to be expensed rather than capitalized, and changes to the fair value of earn-out payments must be recognized in earnings. Therefore, the exclusion of acquisition related costs and the earn-out fair value adjustments in the adjusted EBITDA calculation provides better comparability.

Adjusted EBITDA does not represent cash flows as defined by GAAP. Globecomm discloses adjusted EBITDA since it is a financial measure commonly used in its industry. Because adjusted EBITDA facilitates internal comparisons of our historical financial position and operating performance on a more consistent basis, the Company also uses adjusted EBITDA in measuring performance relative to that of our competitors and in evaluating acquisition opportunities. The Company’s management regularly uses supplemental non-GAAP financial measures internally to understand, manage and evaluate the Company’s business and make operating decisions. Adjusted EBITDA is not meant to be considered a substitute or replacement for net income as prepared in accordance with GAAP. Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Reconciliation between GAAP diluted net income and adjusted EBITDA is provided in a table immediately following the Condensed Consolidated Balance Sheets.

Reconciliation of adjusted diluted net income per common share excludes earn-out fair value adjustments. These amounts are not in accordance with GAAP. However, Globecomm believes this measure provides greater transparency by helping illustrate comparability between current and prior periods. Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP. The Company’s management regularly uses supplemental non-GAAP financial measures internally to understand, manage and evaluate the Company’s business and make operating decisions. Reconciliation between GAAP diluted net income per common share to adjusted diluted net income per share is provided in a table immediately following the Condensed Consolidated Balance Sheets.

About Globecomm Systems

Globecomm Systems Inc., or Globecomm, is a leading global provider of satellite-based managed network solutions. Employing our expertise in emerging communication technologies we are able to offer a comprehensive suite of system integration, system products, and network services enabling a complete end-to-end solution for our customers. We believe our integrated approach of in-house design and engineering expertise combined with a world-class global network and our 24 by 7 network operating centers provides us a unique competitive advantage. We are now taking this value proposition to selective vertical markets, including government, wireless, media, enterprise and maritime. As a network solution provider we leverage our global network to provide customers managed access services to the United States Internet backbone, video content, the public switched telephone network or their corporate headquarters, or government offices. We currently have customers for which we are providing such services in the United States, Europe, South America, Africa, the Middle East, and Asia.

Based in Hauppauge, New York, Globecomm also maintains offices in Maryland, New Jersey, Virginia, the Netherlands, South Africa, Hong Kong, Germany, Singapore, the United Arab Emirates and Afghanistan.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date of this press release. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse to our security holders.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in our most recent Annual Report on Form 10-K, and Quarterly Report on Form 10-Q, including without limitation under the captions “Risk Factors” and “Management’s Discussion and

Analysis of Financial Condition and Results of Operations,” and in other documents that we may file with the SEC, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this press release.

SOURCE: Globecomm Systems Inc.

For Globecomm Investor Relations information:

Matthew Byron, 631-457-1301

Senior Vice President, Corporate Office IR/M&A

ir@globecommsystems.com

or

Globecomm Systems Inc.

45 Oser Avenue

Hauppauge, NY 11788

Phone: 631-231-9800; Fax: 631-231-1557

Web: http://www.globecommsystems.com

-Financial tables follow-

Globecomm Systems Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	XXX,XXXX	XXX,XXXX	XXX,XXXX	XXX,XXXX
	Three Months Ended		Nine Months Ended
	March 31, 2012	March 31, 2011	March 31, 2012	March 31, 2011
Revenues from services	$65,931	$45,963	$170,822	$136,159
Revenues from infrastructure solutions	44,998	16,520	106,267	49,771

Total revenues	110,929	62,483	277,089	185,930

Costs and operating expenses:
Costs from services	47,182	31,691	116,968	95,768
Costs from infrastructure solutions	40,047	12,866	94,539	40,073
Selling and marketing	4,843	4,251	14,291	12,928
Research and development	1,398	723	4,902	2,732
General and administrative	8,179	7,547	24,913	20,533
Earn-out fair value adjustments	2,829	400	(7,745)	2,549

Total costs and operating expenses	104,478	57,478	247,868	174,583

Income from operations	6,451	5,005	29,221	11,347

Interest income	59	44	171	144
Interest (expense)	(141)	(69)	(463)	(218)

Income before income taxes	6,369	4,980	28,929	11,273
Provision for income taxes	3,467	1,992	7,450	4,443

Net income	$2,902	$2,988	$21,479	$6,830

Basic net income per common share	$0.13	$0.14	$0.98	$0.32

Diluted net income per common share	$0.13	$0.14	$0.95	$0.31

Weighted-average shares used in the calculation of basic net income per common share	22,213	21,442	22,006	21,230

Weighted-average shares used in the calculation of diluted net income per common share	22,839	22,104	22,680	21,830

Globecomm Systems Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2012	June 30, 2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$63,355	$47,964
Accounts receivable, net	59,204	59,335
Inventories	46,121	42,429
Prepaid expenses and other current assets	5,524	5,620
Deferred income taxes	2,087	1,642

Total current assets	176,291	156,990
Fixed assets, net	45,117	42,147
Goodwill	69,739	70,171
Intangibles, net	20,276	23,055
Other assets	1,284	2,248

Total assets	$312,707	$294,611

Liabilities and Stockholders’ Equity
Current liabilities	$73,498	$77,304
Other liabilities	4,359	9,248
Long term debt	16,100	20,675
Deferred income taxes	9,822	3,594
Total stockholders’ equity	208,928	183,790

Total liabilities and stockholders’ equity	$312,707	$294,611

Globecomm Systems Inc.

Reconciliation of Net Income to adjusted EBITDA

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31, 2012	March 31, 2011	March 31, 2012	March 31, 2011
Net income	$2,902	$2,988	$21,479	$6,830
Adjustments:
Interest (income)	(59)	(44)	(171)	(144)
Interest expense	141	69	463	218
Earn-out fair value adjustments	2,829	400	(7,745)	2,549
Provision for income taxes	3,467	1,992	7,450	4,443
Depreciation and amortization	3,195	2,505	9,391	6,832
Stock compensation expense	862	797	2,627	2,513
Acquisition related costs	—	462	—	462

Adjusted EBITDA	$13,337	$9,169	$33,494	$23,703

Globecomm Systems Inc.

Reconciliation of adjusted diluted Net Income per common share

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31, 2012	March 31, 2011	March 31, 2012	March 31, 2011
Diluted net income per common share	$0.13	$0.14	$0.95	$0.31
Acquisition related costs (A)	—	0.02	—	0.02
Earn-out fair value adjustments	0.12	0.02	(0.34)	0.12
Non-recurring tax adjustments (B)	—	(0.01)	—	(0.03)

Adjusted diluted net income per common share	$0.25	$0.17	$0.61	$0.42

(A)	Amount represents acquisition costs of approximately $0.5 million related to the Company’s acquisition of ComSource (completed on April 7, 2011).
(B)	Amount represents non-recurring tax adjustment related to research and development tax credits for fiscal years 2004, 2005 and 2010.